EXHIBIT 99.6

Citigroup Inc.
A$800,000,000 Floating Rate Notes due 22 March 2011
under the
Programme for the issuance of
Medium Term Notes, Series M

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1	Issuer:	Citigroup Inc.
2	Status of the Notes:	Senior
3	Currency:	Australian dollars
4	Aggregate Principal Amount:	A$800,000,000
5	Issue Date:	22 March 2006
6	Issue Price:	100.00%
7	Specified Denominations:	A$10,000 (A$500,000 for offers made in, to or from Australia)
8	Record Date:	The twelfth day before the relevant payment date
9	Interest:	Interest bearing, floating rate
	(a) Interest Rate:	3 month AUD-BBR-BBSW plus 0.16% per annum.
For the purposes of calculating the Interest Rate:

3 month AUD-BBR-BBSW means, for an Interest Period, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the “BBSW” page of the Reuters Monitor System on the first day of that Interest Period. However, if the average mid rate is not displayed by 10.30am on that day, or if it is displayed but there is an obvious error in that rate, 3 month AUD-BBR-BBSW means the rate set by the Issuer in good faith at approximately 10.30am on that day, having regard, to the extent possible, to the mid rate of the rates otherwise bid and offered for Bills of that tenor at or around that time; and

Bill has the meaning given to that term in the Bills of Exchange Act 1909 of Australia and reference to the acceptance of a Bill is to be interpreted in accordance with that Act.
	(b) Interest Payment Dates:	Each 22 March, 22 June, 22 September and 22 December beginning on 22 June 2006 and ending on the Maturity Date
	(c) Interest Period End Dates:	Interest Payment Dates
	(d) Day Count Fraction:	Actual/365 Fixed
	(e) Interest Commencement Date:	Issue Date

10	Applicable Business Day Convention:
	- for Interest Payment Dates:	Modified Following Business Day Convention
	- for Maturity Date:	Modified Following Business Day Convention
	- for Interest Period End Dates:	Modified Following Business Day Convention
	- any other date:	Modified Following Business Day Convention
11	Maturity Date:	22 March 2011
12	Maturity Redemption Amount:	Outstanding Principal Amount
13	Early Redemption:	Notes may be redeemed at the option of the Issuer for taxation reasons.
14	Early Redemption Date:	The date specified in the redemption notice.
15	Early Redemption Amount:	Outstanding Principal Amount
16	Early Redemption Amount (Default):	Outstanding Principal Amount
17	Security Code:	AU 300CGRP06 4